SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------


                                    FORM 8-K

                                 CURRENT REPORT

                             -----------------------


                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): April 25, 2002


                                  TIFFANY & CO.

             (Exact name of Registrant as specified in its charter)



          Delaware                        1-9494                 13-3228013
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
       incorporation)                                     Identification Number)


727 Fifth Avenue, New York, New York                             10022
(Address of principal executive offices)                       (Zip Code)




Registrant's telephone number, including area code:  (212) 755-8000






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Item 5.  Other Events.

     On April 25, 2002, Registrant issued the following press release providing a business update for its first quarter that ends on April 30.

NEW YORK, April 25, 2002 - Tiffany & Co. (NYSE-TIF) today provided a business update for its first quarter that ends on April 30. Based upon improving U.S. comparable store sales trends during the quarter, the Company now expects that its net sales in the first quarter will increase 3-4 percent over the prior year's $336 million. In addition, the Company is benefiting from a higher gross margin due to favorable sales mix and from a more modest increase in operating expenses. As a result of these factors, the Company now expects net earnings of approximately 22 cents per diluted share in the first quarter, compared with 20 cents in the prior year. Security analysts' published estimates on First Call range from 15-18 cents with a consensus of 17 cents.

Michael J. Kowalski, president and chief executive officer, said, "We are delighted to see this improvement in our U.S. business, which is geographically broad-based and is primarily coming from increased numbers of transactions. However, we believe it remains prudent, based on current uncertainties and concerns regarding global external factors, to maintain the expectations for the rest of the year that we last set forth on February 28. Therefore, for the remaining quarters of 2002, net earnings per diluted share could be in the range of: 22-24 cents in the second quarter (compared with 24 cents in the prior year); 18-20 cents in the third quarter (compared with 16 cents); and 64-67 cents in the fourth quarter (compared with 55 cents)."

The Company will report its first quarter results on May 14 and will host a conference call at 8:30 a.m. (EST) to review those results. Interested parties may listen to that call on the Internet at www.shareholder.com/tiffany, www.vcall.com or www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations for sales, margins and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2001 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              TIFFANY & CO.


                                      BY:     /s/ Patrick B. Dorsey
                                              ---------------------------------
                                              Patrick B. Dorsey
                                              Senior Vice President, Secretary
                                              and General Counsel


Date: April 25, 2002